Exhibit 99.1

NEW YORK, May 6, 2015

Voya Financial Announces First Quarter 2015 Results

Voya Financial, Inc. (NYSE: VOYA), today reported the following financial results for the first quarter of 2015:

•

After-tax operating earnings[1],[2] of $197 million, or $0.82 per diluted share, compared with $150 million, or $0.57 per diluted share in the first quarter of 2014[3]. The following items primarily accounted for this change:

•	$30 million, after-tax, of higher adjusted operating earnings from the Ongoing Business driven by increased earnings in Retirement, Annuities, Individual Life, and Employee Benefits; and

•	$3 million, after-tax, of positive DAC/VOBA and other intangibles unlocking compared with $13 million, after-tax, of negative DAC/VOBA and other intangibles unlocking in the first quarter of 2014.

•

Net income available to common shareholders of $186 million, or $0.77 per diluted share, compared with $258 million, or $0.98 per diluted share in the first quarter of 2014[3]. Included in the first quarter 2015 result is the Closed Block Variable Annuity (CBVA) segment’s first quarter 2015 after-tax loss of $22 million, which includes an after-tax gain of $36 million related to nonperformance risk[4]. The CBVA segment reflects the effect of its hedge program, which focuses on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility.

ONGOING BUSINESS RESULTS

Voya Financial’s Ongoing Business includes the Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits segments. The Corporate, CBVA, Closed Block Institutional Spread Products, and Closed Block Other segments are not reflected in Ongoing Business results.

	Three months ended March 31,
($ in millions, before income taxes)	2015	2014
Ongoing Business operating earnings	$324	$268
Less: DAC/VOBA and other intangibles unlocking	5	(20)

Ongoing Business adjusted operating earnings	$319	$287

[1]

Voya Financial assumes a 32% tax rate for 2015 and 35% tax rate for 2014 on all operating earnings described as “after-tax.” A 35% tax rate is applied to all non-operating items for both 2014 and 2015. Net income (loss) available to common shareholders reflects the actual effective tax rate.

[2]

Operating earnings, Ongoing Business operating earnings, and Ongoing Business adjusted operating earnings are each non-GAAP financial measures; information regarding the non-GAAP financial measures included in this press release, and reconciliations to the most comparable U.S. GAAP measures, are provided in the tables that accompany this release and in the Quarterly Investor Supplement.

[3]	For the three months ended March 31, 2015 and 2014, weighted-average fully diluted common shares outstanding were 240.7 million and 263.5 million, respectively.
[4]	Nonperformance risk, which the company considers a noneconomic factor, is influenced by the credit quality of the insurance company subsidiary that issued the guarantee and the priority of policyholder claims. Improving credit quality will typically produce a loss, and worsening credit quality will typically produce a gain.

Ongoing Business adjusted operating earnings before income taxes were $319 million, compared with $287 million in the first quarter of 2014. The following items primarily accounted for this increase:

•

Higher investment spread and other income ($27 million positive variance) driven by higher prepayment income and lower credited interest, partially offset by lower alternative income and lower fixed income investment income;

•	Higher underwriting gain and other revenue ($18 million positive variance) driven by lower loss ratios and profitable growth in Employee Benefits; and

•

Higher DAC/VOBA and other intangibles amortization ($14 million negative variance) and higher trail commissions ($6 million negative variance), partially offset by lower administrative expenses ($7 million positive variance).

Ongoing Business adjusted operating return on equity (“Adjusted Operating ROE”)5 for the twelve months ended March 31, 2015 was 12.6%, compared with 12.1% for the twelve months ended December 31, 2014.

“During the first quarter of 2015, we continued to deliver strong financial performance as our Adjusted Operating ROE for the trailing twelve months ended March 31 increased 50 basis points from year-end 2014 to 12.6%,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial. “Our Ongoing Business continued to achieve a number of positive results during the quarter. In addition to growing adjusted operating earnings in many of our segments, we also delivered strong underlying business performance, including positive net flows in Retirement and Investment Management (excluding VA) as well as continued strong loss ratios in Employee Benefits.

“We also reached an important and significant milestone as an independent company during the quarter as ING Group sold its remaining shares of Voya Financial. In connection with this transaction, we repurchased $600 million of our common stock, demonstrating both our strong capital position as well as our commitment to driving shareholder value. Finally, Standard & Poor’s, Moody’s, and Fitch all raised Voya’s ratings during the quarter, which shows the significant progress we have made in strengthening Voya’s financial position over the past several years. We have improved earnings from our Ongoing Business, driven excess capital generation, ensured strong liquidity and strengthened our balance sheet.

“We look forward to continuing to execute on our plans to drive greater value for our customers and shareholders and to working closely with our distribution partners to help Americans with their retirement readiness needs,” concluded Martin.

FIRST QUARTER 2015 SUMMARY

•	Retirement and Investment Solutions accounted for approximately 74% of Ongoing Business adjusted operating earnings before income taxes in the first quarter of 2015

•	Retirement net inflows of $661 million

•	Investment Management operating margin of 26.0%, excluding results from investment capital; net inflows of $0.5 billion, excluding $0.8 billion in variable annuity outflows

[5]	Ongoing Business adjusted operating ROE is a non-GAAP financial measure. A reconciliation to the most comparable U.S. GAAP measure is provided in the tables that accompany this release.

•	Continued shift in Individual Life sales, with indexed universal life products accounting for 66% of the $22 million in sales during the quarter

•	Employee Benefits loss ratios of 74.2% for Group Life and 70.4% for Stop Loss – better than the expected annual range of 77-80% for both loss ratios

•	Total AUM of $284 billion and total assets under management and administration of $486 billion

•	Estimated combined risk-based capital (RBC) ratio of 547%[6], which is above the company’s target of 425%

•	Debt-to-capital ratio excluding accumulated other comprehensive income (AOCI) of 21.9%

•	Book value per share (excluding AOCI) of $54.88[7]

	Three months ended March 31,
($ in millions, except per share amounts)	2015	2014	% Change
Operating earnings before income taxes by segment
Retirement	$124	$115	8%
Annuities	69	55	25
Investment Management	47	50	(6)
Individual Life	43	31	39
Employee Benefits	41	17	NM

Ongoing Business	$324	$268	21%
Corporate	(48)	(38)	(26)
Closed Block Institutional Spread Products and Other	14	1	NM

Total operating earnings before income taxes	$290	$231	26%

Total operating earnings, after-tax*	$197	$150	31%
Closed Block Variable Annuity, after-tax*	(22)	13	NM
Net investment gains (losses), after-tax*	33	37	(11)
Other, after-tax**	(49)	(13)	NM
Difference between actual tax (expense) benefit and assumed tax rate	27	71	NM

Net income (loss) available to common shareholders	$186	$258	(28)%

Operating earnings per diluted share	$0.82	$0.57	44%
Net income (loss) per diluted share	$0.77	$0.98	(21)
Fully diluted weighted average shares outstanding (in millions)	240.7	263.5

*	Assumes 32% tax rate for 2015 and 35% tax rate for 2014 on all operating earnings and 35% on all non-operating items for both 2014 and 2015. These tax rates do not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets.
**	Other, after-tax consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; certain expenses and deal incentives related to the divestment of Voya Financial by ING Group; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).

NM = Not Meaningful

[6]	Estimated combined RBC ratio primarily for Voya Financial’s four principal U.S. insurance subsidiaries.
[7]	Book value per share (excluding AOCI) is a non-GAAP financial measure. For a reconciliation to the most comparable U.S. GAAP measure, see the tables accompanying this press release.

BUSINESS SEGMENT DISCUSSIONS

The following discussions compare the first quarters of 2015 and 2014 unless otherwise noted. All figures are presented before income taxes.

RETIREMENT – LOWER ADMINISTRATIVE EXPENSES AND HIGHER PREPAYMENT INCOME DRIVE HIGHER EARNINGS

	Three months ended March 31,
($ in millions, before income taxes)	2015	2014
Operating earnings	$124	$115
Less: DAC/VOBA and other intangibles unlocking	(4)	(11)

Adjusted operating earnings	$129	$126

Retirement adjusted operating earnings were $129 million, compared with $126 million. The following items primarily accounted for this increase:

•	Lower administrative expenses ($7 million positive variance), primarily related to lower expenses reflecting the non-renewal of certain recordkeeping clients;

•	Higher investment spread and other investment income ($4 million positive variance) driven by higher prepayment income partially offset by lower alternative income;

•	Lower underwriting income ($4 million negative variance) due in part to lower interest rates; and

•	Lower fee-based margin ($4 million negative variance) as reduced recordkeeping revenues were partially offset by higher full service revenue.

Retirement net inflows were $661 million, compared with net inflows of $44 million in the first quarter of 2014 and net outflows of $202 million in the fourth quarter of 2014. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $113 billion, compared with $110 billion as of December 31, 2014 and $107 billion as of March 31, 2014.

ANNUITIES – HIGHER INVESTMENT SPREAD DRIVEN BY LOWER CREDITED INTEREST AND HIGHER PREPAYMENT INCOME

	Three months ended March 31,
($ in millions, before income taxes)	2015	2014
Operating earnings	$69	$55
Less: DAC/VOBA and other intangibles unlocking	10	3

Adjusted operating earnings	$59	$52

Annuities adjusted operating earnings were $59 million, compared with $52 million. The following items primarily accounted for this increase:

•

Higher investment spread and other investment income ($12 million positive variance) due to lower credited interest from a favorable change in the mix of business and higher prepayment income, partially offset by lower alternative income;

•	Higher fee based margin ($2 million positive variance) on increased levels of mutual fund custodial assets; and

•	Higher DAC/VOBA and other intangibles amortization ($5 million negative variance) driven by higher investment spread, and higher trail commissions ($2 million negative variance).

Net outflows were $109 million as $169 million in net outflows for fixed rate annuities and $19 million in fixed index annuities were partially offset by $133 million in net inflows from mutual fund custodial sales.

Annuities AUM totaled $27 billion as of March 31, 2015, relatively unchanged from December 31, 2014 and March 31, 2014. AUM for Voya’s mutual fund custodial product (Select Advantage), which is included in total Annuities AUM, increased to $4.3 billion, up from $4.1 billion as of December 31, 2014 and $3.6 billion as of March 31, 2014.

INVESTMENT MANAGEMENT – HIGHER ADMINISTRATIVE EXPENSES PARTIALLY OFFSET BY HIGHER FEE-BASED MARGIN

	Three months ended March 31,
($ in millions, before income taxes)	2015	2014
Operating earnings	$47	$50
Adjustments	—	—

Adjusted operating earnings	$47	$50

Investment Management adjusted operating earnings were $47 million, compared with $50 million. The following items primarily accounted for this decrease:

•	Higher administrative expenses ($6 million negative variance) primarily due to investments in the business and higher compensation-related expenses;

•	Higher fee-based margin ($4 million positive variance) due to higher AUM from a combination of cumulative net positive client flows (including sub-advisor replacements) and market appreciation; and

•	Lower investment capital and other investment income ($1 million negative variance) slightly below prior year’s results.

Investment Management’s operating margin was 28.8%, compared with 31.0% in the first quarter of 2014 and 28.8% in the fourth quarter of 2014. The change in operating margin compared with the first quarter of 2014 reflects lower income on investment capital as well as higher administrative expenses, partially offset by higher fee income. The operating margin excluding investment capital revenues was 26.0%, compared with 27.7% in the first quarter of 2014 and 30.7% in the fourth quarter of 2014.

Excluding sub-advisor replacement and variable annuity net flows, Investment Management had net inflows of $0.5 billion compared with $1.0 billion in the first quarter of 2014 and $0.3 billion in the fourth quarter of 2014. There were no sub-advisor replacement flows in the first quarter of 2015, compared with $4.7 billion of such flows in the first quarter of 2014 and $0.8 billion of such flows in the fourth quarter of 2014. Total Investment Management net outflows for the first quarter of 2015 were $0.3 billion, compared with net inflows of $4.9 billion in the first quarter of 2014 and net outflows of $0.2 billion in the fourth quarter of 2014.

Third-party8 inflows were $4.9 billion, compared with $9.8 billion in the first quarter of 2014 and $5.6 billion in the fourth quarter of 2014. Third-party AUM totaled $130 billion as of March 31, 2015, up from $127 billion as of March 31, 2014, and $129 billion as of December 31, 2014.

[8]	Excludes general account assets of Voya Financial’s insurance company subsidiaries.

INDIVIDUAL LIFE – LOWER ADMINISTRATIVE EXPENSES ALONG WITH HIGHER INVESTMENT SPREAD DRIVEN BY PREPAYMENT INCOME

	Three months ended March 31,
($ in millions, before income taxes)	2015	2014
Operating earnings	$43	$31
Less: DAC/VOBA and other intangibles unlocking	—	(7)

Adjusted operating earnings	$43	$38

Individual Life adjusted operating earnings were $43 million, compared with $38 million. The following items primarily accounted for this increase:

•

Higher investment spread and other investment income ($11 million positive variance) reflecting higher prepayment income and lower interest credited on universal life policies, partially offset by lower alternative income;

•	Higher DAC/VOBA and other intangibles amortization expense ($10 million negative variance) due to higher universal life gross profits;

•	Lower administrative expenses ($7 million positive variance) primarily due to lower staff expense;

•	Higher trail commissions ($4 million negative variance) primarily due to lower capitalized commissions as a result of mix of business related to sales; and

•	Higher underwriting income ($2 million positive variance) resulting from improved mortality partially offset by other underwriting experience.

Sales were $22 million, compared with $19 million in the first quarter of 2014 and $24 million in the fourth quarter of 2014. Sales of indexed life products accounted for 66% of total sales in the first quarter of 2015, compared with 42% in the first quarter of 2014 and 52% in the fourth quarter of 2014.

EMPLOYEE BENEFITS – HIGHER UNDERWRITING GAIN DRIVEN BY IMPROVED LOSS RATIOS AND STOP LOSS PREMIUM GROWTH

	Three months ended March 31,
($ in millions, before income taxes)	2015	2014
Operating earnings	$41	$17
Less: DAC/VOBA and other intangibles unlocking	(1)	(5)

Adjusted operating earnings	$41	$22

Employee Benefits adjusted operating earnings were $41 million, compared with $22 million. The following items primarily accounted for this increase:

•

Higher net underwriting gain ($20 million positive variance) due to an improved loss ratio for Group Life as a result of lower severity and higher Stop Loss premiums combined with an improved loss ratio for Stop Loss; and

•	Higher administrative expense ($1 million negative variance) due to higher sales volume.

The loss ratio for Group Life was 74.2%, compared with 82.0% and the loss ratio for Stop Loss was 70.4%, compared with 72.4%. The expected annual loss ratio for Group Life and Stop Loss is 77-80%.

Employee Benefits sales were $273 million, compared with $252 million in the first quarter of 2014, driven by higher Stop Loss sales.

CORPORATE

Corporate operating losses were $48 million, compared with losses of $38 million, primarily due to consulting expense and a decrease in alternative income.

CLOSED BLOCK INSTITUTIONAL SPREAD PRODUCTS AND CLOSED BLOCK OTHER

	Three months ended March 31,
($ in millions, before income taxes)	2015	2014
Closed Block Institutional Spread Products	$5	$5
Closed Block Other	9	(4)

Operating earnings	$14	$1

Closed Block Institutional Spread Products and Closed Block Other operating earnings were $14 million, compared with $1 million. The increase in earnings was due to the first quarter of 2015 benefitting primarily from favorable reserve development in our retained group reinsurance business.

The average AUM for Closed Block Institutional Spread Products decreased to $1.6 billion for the quarter ended March 31, 2015, down from $1.7 billion for the quarter ended December 31, 2014 and $2.5 billion for the quarter ended March 31, 2014, reflecting the continued run-off of the block.

CBVA

CBVA had a loss before income taxes of $34 million, compared with a profit before income taxes of $20 million in the first quarter of 2014. Changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor, generated a gain of $55 million in the first quarter of 2015, compared with a $30 million gain in the first quarter of 2014.

The continued decline in interest rates and less favorable changes in implied volatility led to higher losses when compared to the first quarter of 2014. The focus continues to be on protecting regulatory and rating agency capital, and our hedge program is primarily designed to mitigate the impacts of market movements on capital resources, rather than mitigating U.S. GAAP earnings volatility.

During the first quarter of 2015, the hedge program resulted in a net gain to regulatory surplus as a result of the difference between the decline in reserves and the decline in hedge assets related to equity market movements.

The retained net amount at risk for CBVA living benefit guarantees was $4.1 billion as of March 31, 2015, up from $3.7 billion at December 31, 2014, primarily driven by lower interest rates.

Share Repurchases

During the first quarter, Voya Financial repurchased approximately 13.6 million shares of its common stock from ING Group for an aggregate purchase price of $600 million. Voya Financial also repurchased an additional 707,563 shares of its common stock in the open market for an aggregate purchase price of $31 million. As a result of the total $631 million in share repurchases during the quarter, Voya Financial had approximately $130 million remaining under its share repurchase authorization as of March 31, 2015.

Supplementary Financial Information

More detailed financial information can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Earnings Conference Call and Slide Presentation

Voya Financial will host a conference call on Wednesday, May 6, 2015 at 10:00 a.m. ET to discuss the company’s first quarter 2015 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com.

A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1:00 p.m. ET on May 6th.

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), is composed of premier retirement, investment and insurance companies serving the financial needs of approximately 13 million individual and institutional customers in the United States. The company’s vision is to be America’s Retirement CompanyTM and its guiding principle is centered on solving the most daunting financial challenge facing Americans today — retirement readiness. Working directly with clients and through a broad group of financial intermediaries, independent producers, affiliated advisors and dedicated sales specialists, Voya provides a comprehensive portfolio of asset accumulation, asset protection and asset distribution products and services. With a dedicated workforce of approximately 6,500 employees, Voya is grounded in a clear mission to make a secure financial future possible — one person, one family, one institution at a time. For more information, visit voya.com or view our Voya Financial Interactive Company Profile. Follow Voya Financial on Facebook and Twitter @Voya.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

Use of Non-GAAP Financial Measures

We use operating earnings, which consists of operating revenues minus operating benefits and expenses, to evaluate segment performance. We also report operating earnings on an aggregate basis (both before and after income taxes) for both our Ongoing Business and for our Company as a whole. Operating earnings does not replace net income (loss) as the measure of our results of operations. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to businesses exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions);

•	Income (loss) attributable to noncontrolling interest;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), certain third-party expenses and deal incentives related to the divestment of Voya Financial by ING Group and expenses associated with the rebranding of Voya Financial from ING U.S.

Our CBVA segment is managed to focus on protecting regulatory and rating agency capital rather than U.S. GAAP earnings and, therefore, we do not include its results of operations within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the portions attributable to our CBVA segment.

We also use adjusted operating earnings before income taxes as a measure of our financial performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) gains or losses in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the Company, (3) losses recognized in certain periods of 2013 as a result of the disposal of low-income housing tax credit partnerships, (4) a gain on a reinsurance recapture in the fourth quarter of 2014, and (5) Interest expense related to debt in our Corporate segment. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The gains and losses from the Lehman Brothers bankruptcy settlement, loss from the disposition of low-income housing tax credit partnerships, and gain on reinsurance recapture affected run-rate results and we believe that this effect is not reflective of our ongoing performance.

We report Ongoing Business operating earnings before income taxes (both adjusted and unadjusted as described above) because we believe this measure is a useful indicator of the business performance for our Ongoing Business segments, excluding the effect of our Closed Block and Corporate segments.

The most directly comparable U.S. GAAP measure to operating earnings (both before and after income taxes), adjusted operating earnings before income taxes, Ongoing Business operating earnings before income taxes and Ongoing Business adjusted operating earnings before income taxes, is in each case income (loss) before income taxes. For a reconciliation of each of these non-GAAP measures to income (loss) before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

We report Ongoing Business adjusted operating ROE and adjusted operating ROC because we believe these measures are useful indicators of how effectively we use capital resources allocated to our Ongoing Business. The most directly comparable U.S. GAAP measure to Ongoing Business adjusted operating ROE and adjusted operating ROC is return on equity. For a reconciliation of these non-GAAP measures to return on equity, see the tables that accompany this release as well as our Quarterly Investor Supplement.

In our Investment Management business we report the operating margin excluding Investment Capital results. Because results from Investment Capital can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to book value per share including AOCI, we report book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI provides a measure consistent with that view.

We also analyze our Ongoing Business performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance, because it provides insight into the main drivers of operating earnings (loss) before income taxes of our Ongoing Business. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on AUM, AUA, and transaction based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•

For a detailed explanation of DAC/VOBA and other intangibles amortization/unlocking see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles” in our 2014 Annual Report on Form 10-K, filed with the SEC on February 27, 2015.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, including those relating to the use of and possible application of NAIC accreditation standards to captive reinsurance entities and those made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or the U.S. Department of Labor’s proposed rules and exemptions pertaining to the fiduciary status of providers of investment advice, and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 27, 2015, and our Quarterly Report for the three-month period ended March 31, 2015, to be filed with the Securities and Exchange Commission.

Voya Financial

Calculation and Reconciliation of Return on Equity and Return on Capital - TTM

	Twelve Months ended	Twelve Months ended
($ in millions, unless otherwise indicated)	March 31, 2015	December 31, 2014
GAAP Return on Equity
Net income (loss) available to Voya Financial, Inc.’s common shareholders	$2,227.1	$2,299.7
Voya Financial, Inc. shareholders’ equity: end of period	$16,102	$16,108
Voya Financial, Inc. shareholders’ equity: average for period	$15,141	$14,524

GAAP Return on Equity	14.7%	15.8%
Ongoing Business Adjusted Operating Return on Capital and Adjusted Operating Return on Equity
Ongoing Business adjusted operating earnings before income taxes	$1,409.9	$1,377.9
Income taxes on adjusted operating earnings (based on an assumed tax rate of 35% for 2014 and 32% for 2015)	(483.9)	(482.2)

Ongoing Business adjusted operating earnings after income taxes	926.0	895.7
Interest expense after-tax[1]	(78.6)	(77.3)

Ongoing Business adjusted operating earnings after income taxes and interest expense	$847.4	$818.4

End of period capital for Ongoing Business	$8,864	$8,777
Average capital for Ongoing Business	$8,941	$9,028
Average debt (based on 25% debt-to-capital ratio)	$(2,235)	$(2,257)

Average equity for Ongoing Business	$6,706	$6,771

Adjusted Operating Return on Capital for Ongoing Business [2]	10.4%	9.9%
Adjusted Operating Return on Equity for Ongoing Business[1,2]	12.6%	12.1%

Voya Financial Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Trailing Twelve Months
	Twelve Months ended	Twelve Months ended
($ in millions)	March 31, 2015	December 31, 2014
Ongoing Business adjusted operating earnings before income taxes	$1,409.9	$1,377.9
DAC/VOBA and other intangibles unlocking	2.9	(21.6)
Gain on reinsurance recapture	20.0	20.0

Operating earnings before income taxes for Ongoing Business	1,432.8	1,376.3
Corporate	(181.3)	(170.4)
Closed Blocks Institutional Spread Products and Other	37.6	24.7

Total operating earnings before income taxes	1,289.1	1,230.6
Income taxes (based on an assumed tax rate of 35% for 2014 and 32% for 2015)	(442.5)	(430.7)

Operating earnings, after-tax [3]	846.6	799.9
Closed Block Variable Annuity, after-tax [3]	(201.4)	(165.9)
Net investment gains (losses) and related charges and adjustments, after-tax [3]	135.1	139.8
Other, after-tax [4]	1,446.8	1,525.9

Net income (loss) available to Voya Financial, Inc.’s common shareholders	2,227.1	2,299.7
Net income (loss) attributable to noncontrolling interest	250.3	237.7

Net income (loss)	$2,477.4	$2,537.4

Voya Financial Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Quarter-to-date
($ in millions)	Three Months ended March 31, 2015	Three Months ended March 31, 2014
Ongoing Business adjusted operating earnings before income taxes	$319.3	$287.3
DAC/VOBA and other intangibles unlocking	4.7	(19.8)

Operating earnings before income taxes for Ongoing Business	324.0	267.5
Corporate	(48.2)	(37.3)
Closed Blocks Institutional Spread Products and Other	13.8	0.9

Total operating earnings before income taxes	289.6	231.1
Income taxes (based on an assumed tax rate of 35% for 2014, 32% for 2015)	(92.7)	(80.9)

Operating earnings, after-tax [3]	196.9	150.2
Closed Block Variable Annuity, after-tax [3]	(22.4)	13.1
Net investment gains (losses) and related charges and adjustments, after-tax [3]	32.8	37.4
Other, after-tax	(21.8)	57.4

Net income (loss) available to Voya Financial, Inc.’s common shareholders	185.5	258.1
Net income (loss) attributable to noncontrolling interest	26.1	13.5

Net income (loss)	$211.6	$271.6

[1]	Assumes debt-to-capital ratio of approximately 25% and the actual weighted average pre-tax interest rate for all time periods presented.
[2]	Average capital and equity are calculated by taking the average of the quarterly capital and equity averages for the trailing four quarters.
[3]

Assumes 32% tax rate for 2015 and 35% tax rate for 2014 on all operating earnings and 35% on all non-operating items for both 2014 and 2015. These tax rates do not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets.

[4]	The twelve months ended 03/31/15 and 12/31/14 include $1,811.5 million and $1,850.0, respectively, of decrease in tax valuation allowance.

Voya Financial

Reconciliation of End of Period Capital for Ongoing Business to Shareholders’ Equity

	As of	As of
($ in millions)	March 31, 2015	December 31, 2014
End of Period Capital for Ongoing Business	$8,864	$8,777
Closed Block Variable Annuity, Corporate, and Other Closed Blocks	$7,223	$7,743

End of Period Capital	$16,087	$16,520
Long -Term Debt	$(3,516)	$(3,516)

Voya Financial, Inc. shareholders’ equity excluding AOCI end of period	$12,571	$13,004
AOCI	$3,531	$3,104

Voya Financial, Inc. shareholders’ equity: end of period	$16,102	$16,108

Voya Financial

Reconciliation of Book Value Per Share

As of March 31,
2015
Book value per share, including AOCI	$70.30
Per share impact of AOCI	$(15.42)

Book value per share, excluding AOCI	$54.88

Voya Financial

Reconciliation of Investment Management Operating Margin

	Three Months Ended	Three Months Ended	Three Months Ended
($ in millions, unless otherwise indicated)	March 31, 2015	December 31, 2014	March 31, 2014
Operating revenues	$163.1	$163.4	$160.5
Operating expenses	116.2	116.4	110.7

Operating earnings before income taxes	$46.9	$47.0	$49.8
Operating margin	28.8%	28.8%	31.0%
Operating revenues	$163.1	$163.4	$160.5
Less:
Investment Capital Results	6.1	(4.6)	7.3

Revenues excluding Investment Capital	157.0	168.0	153.2
Operating expenses	116.2	116.4	110.7

Operating earnings excluding Investment Capital	$40.8	$51.6	$42.5

Operating margin excluding Investment Capital	26.0%	30.7%	27.7%